                                                                   Exhibit 10.17

                                 April 30, 1997



Wan Hsien Information International Corporation Ltd.
11th Floor
106 Chung-San N. Road, Sec. 2
Taipei, Taiwan
REPUBLIC OF CHINA
OUTSIDE U.S.A.
--------------

     Re: Purchase and Sale of Change of Century Analysis and Conversion Tool ("COCACT") Software Program

Gentlemen:

     This letter will set forth our agreement with respect to the purchase by ZMAX Corporation, a Nevada corporation ("ZMAX") (or one or more controlled affiliates designated by ZMAX) ("Buyer") of all right, title and interest in and to the above-referenced COCACT software program and related documentation more particularly described in the specifications attached to this letter agreement as Exhibit A (the "Software"). The Software was developed by the Institute for
   ---------
Information Industry ("III") and all worldwide rights in and to the Software have been transferred by III to Wan Hsien Information International Corporation Ltd. ("Seller").

     1.   Purchase and Sale.  Subject to the terms and conditions of this
          -----------------
letter, Seller agrees to sell and Buyer agrees to purchase all worldwide right, title and interest in and to the Software. In particular, Seller agrees to transfer, sell and assign to Buyer complete, exclusive, worldwide tangible and intangible rights and property in and to the Software without reservation of any rights therein, including, without limitation (i) title to and possession of all media, devices and documentation that constitute copies of the Software, (ii) all worldwide patent, copyright or other intellectual property rights in the Software, (iii) all rights in all inventions, discoveries, ideas, trade secrets, know-how and confidential information related to the Software, and (iv) all rights in, to and under all licenses and leases of the Software or third-party components contained in the Software (the Software and the rights described in (i) through (iv) above are herein collectively called the "Purchased Assets").

Wan Hsien Information International Corporation Ltd.
April 30, 1997
Page 2


     2.   Purchase Price.  In exchange for the Purchased Assets, Buyer will pay
          --------------
or cause to be paid to Seller (i) the sum of One Million One Hundred Thousand Dollars (US$1,100,000) in cash and (ii) One Hundred and Fifty Thousand (150,000) shares of common stock of ZMAX (collectively, the "Purchase Price").

     3.   Payment of Purchase Price.  At closing, Buyer will deliver to Seller
          -------------------------
Two Hundred and Fifty Thousand Dollars ($250,000) in cash by wire transfer to a Taiwan bank account designated by Seller. The balance of the Purchase Price will be payable subject to Buyers cancellation rights under paragraph 7 hereof, and contingent upon (i) the completion by III and acceptance by Buyer of III's additional development work on behalf of Seller set forth in Paragraph 6c below, and (ii) the execution by Buyer and III of the Services and Support Agreement referred to in Paragraph 6d below. Accordingly, within fifteen (15) days after completion of the contingencies set forth in (i) and (ii) above, Buyer will deliver to Seller the One Hundred and Fifty Thousand (150,000) shares of common stock of ZMAX. Thereafter, subject to the completion of the contingencies set forth in (i) and (ii) above, the remainder of the cash portion of the Purchase Price will be paid in three (3) quarterly installments of Two Hundred and Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($283,333) each, without interest, commencing on September 1, 1997 and continuing on January 1, 1998 and May 1, 1998. At closing, Buyer will also assume the rights and obligations of Seller under the assigned contracts referred to in Paragraph 1(iv) above; provided that all liabilities, if any, in excess of Ten Thousand Dollars ($10,000) under such contracts shall be offset against the cash portion of the Purchase Price. Buyer shall not assume or be liable for any other liabilities or obligations of Seller whatsoever.

     4.  Closing; Closing Deliveries.  The closing of the transactions
         ---------------------------
contemplated by this letter agreement shall take place at the Buyer's office at a date and time designated by Buyer within thirty (30) days of the execution date of this letter. At closing, Seller will deliver good and valid title to the Software to Buyer, together with (1) Seller's entire inventory of copies of the Software in object code form; (2) all master copies of the Software (in both source code and object code form) suitable for copying; (3) all system and user documentation pertaining to the Software including design or development specifications, error reports and all other documentation; and (4) all other documents or agreements required by this letter agreement to be delivered on or before closing (Seller's Deliveries). The closing will be deemed to have occurred upon receipt (or waiver by Buyer) of the Seller's Deliveries and Buyer's delivery of the initial $250,000 portion of the Purchase Price as set forth in Paragraph 3 above.

     5.  Representations, Warranties and Indemnity of Seller.  Seller hereby
         ---------------------------------------------------
represents and warrants to Buyer as set forth below and agrees to indemnify and hold harmless Buyer and its officers, directors and affiliates from any loss, damage or expense arising out of any breach or inaccuracy in the representations and warranties set forth below:

Wan Hsien Information International Corporation Ltd.
April 30, 1997
Page 3



     a. Seller represents and warrants that Buyer will receive, pursuant to this letter agreement and as of the closing, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Software. Seller further represents and warrants that it is sole owner of the Software and that the Software does not contain viruses and is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party.

     b. Seller represents and warrants that the Software does not infringe any patent, copyright, or trade secret of any third party; that the Software is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for the Software have been maintained in confidence.

     c. Seller warrants that for a period of twelve (12) months after the closing of the transactions contemplated by this letter agreement, the Software will operate in conformance with its functional, performance, operational, compatibility and other specifications or characteristics contained in any documentation related to the Software and in any other written specifications, statement of work or other written agreement between Buyer and Seller.

     d. Seller represents and warrants that all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software either (i) have been party to a for-hire relationship with Seller or III that has accorded Seller full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Software or (ii) have executed appropriate instruments of assignment in favor of Seller or III as assignee that have conveyed to Seller or III full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software.

     e. Seller represents and warrants that, at the time of the execution of this Agreement and at the time of the issuance of any shares of ZMAX common stock under Paragraph 3 above, Seller is (and will be) a non-U.S. corporation, business trust or partnership not formed for the specific purpose of acquiring such shares of ZMAX common stock with total assets in excess of Five Million Dollars (US $5,000,000).

     6.   Covenants.  In connection with the purchase of the Software and the
          ---------
Purchased Assets hereunder, Seller agrees as follows:

Wan Hsien Information International Corporation Ltd.
April 30, 1997
Page 4




     a. Until the closing of the transactions contemplated by this letter agreement and for a period of six (6) months thereafter, Seller will not entertain, solicit, discuss or accept offers from any party other than Buyer to purchase, license, lease or otherwise transfer any rights in the Software or Purchased Assets.

     b. Prior to and for six (6) months after closing, Seller will make available to Buyer, and to Buyer's representatives, access to the Seller's facilities and personnel involved in the development or marketing of the Software and such information and documents relating to the Software as Buyer may reasonably request to perform Buyer's due diligence review of the Software and verify the accuracy of Seller's representations and warranties herein.

     c. Promptly after execution of this letter agreement and for a period of four (4) months after the date hereof, Seller will, at Seller's expense, make four (4) COCACT programmers available to Buyer at the offices of Buyer's affiliate Century Services, Inc. ("CSI") in Germantown, Maryland for a three (3) month software development and enhancement project pursuant to which the Software will be enhanced to (i) eliminate all identified bugs, (ii) to add the new features to be agreed on Exhibit B hereto.
                                                        ---------
     Unless extended or waived in writing by Buyer, the software features, test procedures and acceptance test criteria for such development and enhancement project are to be mutually agreed and set forth on Exhibit B to
                                                                    ---------
     this letter by May 15, 1997. If the development work listed in item (ii) above requires additional COCACT programmers for timely completion of the project, Seller agrees, at Seller's expense, to make available to CSI at its offices all necessary, additional COCACT programmers at CSI's request.

     d. Prior to and as a condition to payment of the deferred Purchase Price under Paragraph 3 above, III shall have entered into a Services and Support Agreement with CSI to provide computer programming and support services to CSI and its customers on the terms set forth that certain letter agreement between Buyer and III dated April 30, 1997.

     e. At closing, Seller will deliver to Buyer a letter signed by III, Seller, IMS International, Inc. ("IMSI") and Multi-Dimension International ("MDI") (i) granting to Buyer the right by written notice at any time to cancel that certain Exclusive License grant dated April 1, 1996 between MDI (as successor to IMSI) and CSI (the "North American License") and all further obligations of CSI thereunder, and (ii) containing a representation and warranty from IMSI and MDI that IMSI has no present or continuing rights in the Software and that they have not granted rights in the Software to any party other than CSI.

Wan Hsien Information International Corporation Ltd.
April 30, 1997
Page 5




     7.   Termination and/or Recision by Buyer.  Buyer may terminate this letter
          ------------------------------------
agreement by written notice to Seller on or before closing in the event that Buyer determines that any of Seller's warranties herein are not true at and as of the closing. In addition, Buyer may also terminate this letter agreement, rescind the purchase of the Software and exercise the rights set forth below in the event that (i) Buyer and Seller have not reached written agreement on or before May 15, 1997 (or such extended date which Buyer in its sole discretion might designate) on the scope and terms of the additional features and acceptance tests to be developed for the Software by III and to be attached as Exhibit B, or (ii) on or before September 30, 1997 either (x) Buyer determines
---------
that any of Seller's warranties herein were not true at and as of closing, or
(y) Seller has not completed the additional development work described in Paragraph 6c prior to September 30, 1997, or (2) prior to September 30, 1997 Buyer and III have not entered into the Services and Support Agreement referred to in Paragraph 6d hereto. Upon any termination and recision of the Software sale under this Paragraph 7(i) or (ii) above, Buyer may, in addition to any other rights or remedies Buyer may have, choose to return the Purchased Assets and treat the $250,000 portion of the Purchase Price paid at closing under Paragraph 4 above as a prepayment of the October 1, 1997 and April 1, 1998 license fees payable by CSI to MDI under the North American License and elect that CSI continue to license the Software under the terms of the North American License.

     8.   Non-Disclosure.  Prior to closing, Seller and Buyer agree that under
          --------------
no condition will they make any disclosures about the existence or contents of this letter or negotiations relating to the proposed transaction or cause to be publicized in any manner (by way of interviews, responses to questions or inquiries, press releases or otherwise) any aspect of this transaction, except as may otherwise be required by law. After closing, Buyer may disclose its ownership of the Software and the fact that the Software was initially developed by III.

     9.   Binding Provisions.  This letter reflects the parties' agreements and
          ------------------
shall be construed as a binding and enforceable agreement. Seller represents to Buyer that Seller is under no obligation, either oral or written, that would restrict or inhibit Seller's ability to execute and deliver this letter agreement or to take the actions or to complete the transactions contemplated herein. Each party will pay its own expenses related to this transaction.

     10.  Governing Law and Venue.  This agreement shall be deemed made in and
          -----------------------
shall be governed and construed in accordance with the internal laws of the state of Maryland. Seller hereby irrevocably consents to the exclusive jurisdiction of U.S. courts in any legal or equitable action to enforce this agreement, and (i) hereby waives sovereign immunity and irrevocably submits itself to the jurisdiction of the appropriate federal or state court in Maryland and (ii) to the extent permitted by applicable law, hereby waives and

Wan Hsien Information International Corporation Ltd.
April 30, 1997
Page 6



agrees not to assert that any such action is brought in an inconvenient forum or that venue of such action is improper.

     11.  Specific Performance.  Seller agrees that upon any breach or
          --------------------
threatened breach of this agreement irreparable injury will result to Buyer and money damages will be inadequate to fully remedy Buyer's injury. Therefore, in the event of any breach or threatened breach hereof, Buyer shall be entitled without posting a bond to an order of specific performance or other equitable relief in addition to any other rights or remedies available to Buyer at law.

     If the foregoing accurately reflects the agreements between us, please indicate your acceptance and agreement below.

                                    Very truly yours,

                                    ZMAX CORPORATION



                                    By:    /s/ Michael C. Higgins
                                       -------------------------------------
                                    Name:  Michael C. Higgins
                                         -----------------------------------
                                    Title: President
                                          ----------------------------------


ACCEPTED AND AGREED, this 30th day of April, 1997:


WAN HSIEN INFORMATION INTERNATIONAL
CORPORATION LTD.

By:     /s/ Yu-Chung Hu
   --------------------------------------
Name:   Yu-Chung Hu
     ------------------------------------
Title:  President
      -----------------------------------

                                   EXHIBIT A

                              SOFTWARE DESCRIPTION


The Change of Century Analysis and Conversion tool set software ("COCACT" or the "Software") is a combination of computer code and user documentation which is based on computer programs and related documentation described in the specifications below. COCACT consists of source code in the C, C++ and Visual Basic computer languages with English comments and related development documentation, and machine-readable object code operable on the IBM and IBM compatible PC computers with Microsoft DOS and Microsoft Windows operating systems.

COCACT provides facilities for detecting and analyzing date specific data elements in computer software applications running on various legacy platforms which contain no spelling or ambiguous century marker and assists in correcting them into data elements with non-ambiguous century marker information.

COCACT is a workstation-based system that runs on an IBM Personal computer (PC) or compatible running under Windows 95 or NT Server environment. COCACT tool set consists of the following functional modules:

     COCACT Manager
     a. User definable data name pattern table : both inclusive and exclusive patterns
     b.  Programming language parser for COBOL and PL/1
     c.  Date impact analysis report
     d.  COCACT Analyst
     e.  Program browser
     f.  Program editor
     g.  Program modification difference report
     h.  Date element candidates report

                                   EXHIBIT B

                     ADDITIONAL FEATURES & ACCEPTANCE TESTS

1.   Parser
     1.1.  Languages
           1.1.1. COBOL: COBOL 68, COBOL 74, COBOL 85, MVS COBOL, COBOL II, FieldData COBOL(Unisys), ASCII COBOL (Unisys), UCOBOL (Unisys)
     1.2.  Databases and Files
           1.2.1.  Flat File
           1.2.2.  VSAM
           1.2.3   DB2 and Its Embedded SQL
     1.3.  CICS
           1.3.1   All Data Movement Verbs (e.g. LINK
                   REETURN,XCTL,READ,WRITE,DELETE,READNEX etc..)

2.   Impact Analysis
     2.1.  Date Candidates Identification
           2.1.1.  Naming Patterns
                   2.1.1.1. Application Level
                   2.1.1.2. Program Module Level
           2.1.2.  Constraining Data Field Attributes
                   2.1.2.1. PIC Type (e.g. Note 9999v99)
                   2.1.2.2. Size (e.g. Not X (50))
                   2.1.2.3.  Level (e.g. Not Level 77, 88 etc.)
     2.2.  Externally Specified Date Candidates
           2.2.1.  Database/File: Field Name
     2.3.  Equivalence Class Definition
           2.3.1.  MOVE
           2.3.2.  IF...THEN...
           2.3.3.  COMPUTE
           2.3.4.  REDEFINE
           2.3.5.  Ability to Include or Exclude Certain Statement Type
     2.4.  Date Impact Analysis
           2.4.1.  Impact within a Program
           2.4.2.  Impact through Copybooks
     2.5.  Pruning
           2.5.1.  Tracing a Giving Equivalence Class

3. Marking and/or Pruning an Element within an Equivalence ClassGlobal Data-flow Analysis
     3.1.  Import Global Information
           3.1.1.  Import Global Information from BIC JCL/ECL Parsers
     3.2.  Global Data-flow Analysis
           3.2.1.  Data Impact Through Data-flow among Database/File
           3.2.2.  Positional (Base/Offset) Information for Database/File
           3.2.3.  Date Impact through Parameter Passing


4.   Reports
     4.1. Output to an External Standard Format (e.g. spreadsheet format) to be specified by CSI NLT June 1, 1997
     4.2.  Generate Batch Reports (Able To Run Unattended)

5.   Repository Transition
     5.1.  Preserve Repository Results Form The Analysis Phase
     5.2.  Move Repository Results From The Analysis Phase Into Conversion Phase
     5.3.  Use Analysis Result For Parsing New Work Packages

6.   Conversion Process
     6.1.  Global Mode (Batch Oriented Conversion) Converts All Date Sensitive
                    Data Directly Or Indirectly
           Referencing A Common Global Date Object.
           Perform Conversion Based On The Objects Usage And Assigned Category And Conversion Rule. Perform Automatic Audit Stamping. Algorithm for Global Mode Conversion to be specified by CSI NLT June 1, 1997
     6.2. Interactive Mode: Present conversion recommendation based on the usage and conversion rule associated with this data. Function key driven, automatic audit stamping
     6.3.  Code Marking and Modification
           6.3.1. Facility To Mark Code Segment For Specific Type of Conversion. CSI Shall Provide Specifics NLT June 1, 1997.
           6.3.2. Provide String Editing Capability For Non-Function Key Conversion Mode
           6.3.3.  Audit Stamping And Then Modification
     6.4.  Support Basic Date Conversion Strategies
           6.4.1.  Expansion
           6.4.2.  Windowing (CSI provide algorithm NLT June 1, 1997)
7.   PL/1 Parser and Converter
     7.1.  Parse IBM MVS PL/1
     7.2. Analyze Parsed Source To Identify Date Occurrences Through Data-flow Propagation Analysis
     7.3. Convert Date Data To Y2K Compliance Results Through Interactive Iterative Process With Function Keys.
     7.4   Automatic Audit Trail Stamping

8.   Documentation
     8.1.  Design Documentation
           8.1.1.  System Level
                   8.1.1.1. System Architecture
                             8.1.1.1.1. Database/File Layout
                   8.1.1.2. Development Environment - Compiler, Programming Tools, etc. (version number)
           8.1.2.  Program Level
                   8.1.2.1. Program Dependency Chart - Calling Tree
                   8.1.2.2.  Global Objects: Header Files etc.
     8.2.  Program Documentation
           8.2.1.  Concept
           8.2.2.  Main Programming Logic

                              ACCEPTANCE CRITERIA

1.   COCACT Tool Must Be Able To Pass The Following Acceptance Tests
     1.1.  Parser Tests: Test Parsing Accuracy And Speed
     1.2.  Analysis Tests: Test Data-Flow Analysis Accuracy And Speed
     1.3. Conversion Tests: Test Both Global And Interactive Conversion Accuracy And Speed
     1.4.  Reports Tests: Test Reports Generation

2.   COBOL Test Cases Contains The Following Items
     2.1.  COBOL Versions
     2.2.  Database/Files
           2.2.1.  Database Table Definition
           2.2.2.  Embedded SQL
     2.3   Copybooks
           2.3.1.  Copy
           2.3.2.  Include
     2.4.  CICS

3.   Specific Test Cases as mutually agreed in writing by Buyer and Seller.